                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-63439


PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED DECEMBER 10, 1998



                                   $86,250,000

                             ASPEN TECHNOLOGY, INC.

          5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE JUNE 15, 2005



         This Prospectus Supplement supplements the information we provided in our December 10, 1998 Prospectus relating to our 5 1/4% Convertible Subordinated Debentures due June 15, 2005 and the shares of our common stock that we must issue upon conversion of those Debentures, and in our Prospectus Supplement No.
1. This Prospectus Supplement is not complete without the supplemented Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the supplemented Prospectus.

         In this Prospectus Supplement, we use capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of January 29, 1999.

         We are providing this Prospectus Supplement to add the following information to the table in the Prospectus under the caption "Selling Securityholders":


                                    PRINCIPAL AMOUNT OF                 SHARES OF COMMON                   SHARES OF COMMON
                                  DEBENTURES BENEFICIALLY               STOCK BENEFICIALLY                STOCK BENEFICIALLY
                                    OWNED PRIOR TO THE                  OWNED PRIOR TO THE   SHARES OF      OWNED AFTER THE
                                         OFFERING           AMOUNT OF        OFFERING         COMMON           OFFERING
                                  ----------------------   DEBENTURES  --------------------    STOCK      -------------------
    SELLING SECURITYHOLDER          NUMBER      PERCENT(1)  OFFERED(2)  NUMBER(3) PERCENT(4)  OFFERED(3)   NUMBER   PERCENT(4)
-------------------------------   -----------  ----------  ----------  --------- ----------  ----------   -------  ----------

SG Cowen Securities Corporation    $4,650,000     5.4%     $4,650,000   87,787        *        87,787         --        --
Financial Square, 25th Floor
New York, NY  10005-3597



------------
*    Less than one percent.

(1) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of $86,250,000 aggregate principal amount of Debentures outstanding on January 29, 1999.
(2) This Selling Securityholder has indicated that it may offer all of the Debentures that it owns. As a result, no Debentures will be owned after the offering.
(3) For purposes of this Prospectus Supplement only, we have calculated this number using the conversion rate described on the front cover page of the Prospectus.
(4) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 24,926,493 shares of common stock outstanding on January 21, 1999.













           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 4, 1999.